Exhibit 8.3

Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 goodwinlaw.com +1 617 570 1000

January 21, 2025

BeiGene, Ltd.

c/o Mourant Governance Services (Cayman) Limited

94 Solaris Avenue, Camana Bay

Grand Cayman

Cayman Islands KY1-1108

Ladies and Gentlemen:

We have acted as counsel to BeiGene, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), in connection with the proposed change of jurisdiction of incorporation of the Company from the Cayman Islands to Switzerland, through a transaction known as a continuation under Section 206 of the Companies Act (as amended) of the Cayman Islands and Article 161 of the Swiss Federal Act on Private International Law (Bundesgesetz über das Internationale Privatrecht) of December 18, 1987 and Article 126 of the Swiss Federal Ordinance of the Commercial Register (Handelsregisterverordnung) of October 17, 2007, as amended (the “Continuation”), and as described in the Registration Statement on Form S-4 initially filed by the Company with the U.S. Securities and Exchange Commission on August 7, 2024 (as amended, the “Registration Statement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Registration Statement. We have been requested to give our opinion as to certain matters of U.S. federal income tax law in connection with the Continuation described in the Registration Statement.

In connection with our opinion, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness of the facts, information, representations and agreements contained in the Registration Statement and such other documents as we have deemed necessary or appropriate in order for us to render the opinion below. In our examination, we have assumed (i) the Continuation will be consummated in accordance with the manner described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the Continuation and the ancillary agreements thereto represent the entire understanding of the Company with respect to the Continuation, (iii) the statements concerning the Continuation and the parties thereto set forth in the Registration Statement are true, correct and complete, (iv) any statements and made in the Registration Statement “to the knowledge of” or “to the best knowledge of” any person (or similarly qualified) are true, correct and complete without such qualification, and (v) the Company will treat the Continuation for United States federal income tax purposes in a manner consistent with the opinion set forth below. If any of the assumptions described above are untrue for any reason or if the transaction is consummated in a manner different from the manner described in the Registration Statement, our opinion as expressed below may be adversely impacted.

This opinion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury Regulations promulgated thereunder, and the interpretation of the Code and such regulations by the courts and the U.S. Internal Revenue Service (the “IRS”), in each case, as they are in effect and exist at the date of this opinion. We provide no assurance the legal authority upon which this opinion is based will not be amended, revoked or modified (with or without retroactive effect) in a manner that would affect or change our conclusions. Furthermore, should any of the representations or assumptions set forth or referred above prove to be inaccurate, our opinion may change. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention or to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof.

BeiGene, Ltd.

As of January 21, 2025

Our opinion is limited to the U.S. federal income tax matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Specifically, no opinions are expressed with respect to any transactions other than the Continuation, or to the consequences of the Continuation under any state, local or non-U.S. tax law. Our opinion is not binding on the IRS or any court. No ruling has been or will be sought from the IRS by any party to the Continuation as to the United States federal income tax consequences of any aspect of the Continuation. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusions. Thus, there can be no assurance the IRS will not take contrary positions or that a court would agree with our opinion if litigated.

Based upon and subject to the foregoing, the discussion contained in the prospectus included as part of the Registration Statement (the “Prospectus”) under the captions:

•	“Proposal No. 1. Approval of the Continuation—Material Tax Considerations—Scope of Discussions—United States;

•	“Proposal No. 1: Approval of the Continuation—Material Tax Considerations—Material Tax Considerations with Respect to the Continuation—United States Taxation”;

•	“Proposal No. 1: Approval of the Continuation—Material Tax Considerations—Material Tax Considerations with Respect to the Continuation—Consequences of F Reorganization to U.S. Holders”;

•	“Proposal No. 1: Approval of the Continuation—Material Tax Considerations—Material Tax Considerations with Respect to the Continuation—Passive Foreign Investment Company Considerations”;

•	“Proposal No. 1: Approval of the Continuation—Material Tax Considerations—Material Tax Considerations with Respect to the Continuation—Reporting Requirements”;

•	“Proposal No. 1: Approval of the Continuation—Taxation of BeiGene and its Subsidiaries Subsequent to the Continuation—United States Taxation”; and

•	“Proposal No. 1: Approval of the Continuation—Material Tax Considerations—Taxation of Shareholders Subsequent to the Continuation—United States Taxation”,

insofar as it addresses the material U.S. federal income tax considerations of the Continuation for U.S. Holders of Company shares and discusses matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, except as otherwise indicated, expresses our opinion as to the material U.S. federal income tax consequences applicable to such U.S. Holders of Company shares.

BeiGene, Ltd.

As of January 21, 2025

This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the use of our name under the heading “Legal and Tax Matters” in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Sincerely,

/s/ Goodwin Procter LLP
Goodwin Procter LLP